Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 15, 2018, relating to the financial statements of CYS Investments, Inc., and the effectiveness of CYS Investments, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CYS Investments, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 25, 2018